Exhibit 10.2

AMENDMENT TO LOAN AGREEMENT

This agreement dated November 30, 2004 amends the loan agreement dated August 31, 2004, made by and between Sound Revolution Inc., a Delaware corporation (the "Company"), Penny Green, Chairman and Chief Financial Officer of the Company (“Green”), and Bacchus Entertainment Ltd. (the “Lender”).

Now therefore, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the Company and the Executive hereby agree as follows:

1.	Interest shall accrue quarterly and shall be payable within 45 days after the end of each quarter.

In witness whereof this Agreement has been executed by or on behalf of the parties hereto, as an instrument under seal as of the date first above written.

Sound Revolution Inc.

By: /s/ Heather Remillard
Title: Chief Executive Officer

Bacchus Entertainment Ltd.

By: /s/ Penny Green
Title: President

/s/ Penny Green
Penny Green